Exhibit 10.6

July 7, 2015

Marco Taglietti, M.D.
Chief Executive Officer
SCYNEXIS, Inc.
3501 C Tricenter Blvd.
Durham, North Carolina 27713

Re: Financial Consulting Services

Dear Marco,

CMF Associates, LLC (“CMF”) is pleased to have this opportunity to provide SCYNEXIS, Inc. (“SCYNEXIS” or the “Company”) with professional accounting and consulting services in conjunction with the Company’s need for interim Chief Financial Officer services.

Our Understanding of Your Needs and Project Scope

Based on our conversations with your team and you, we understand that SCYNEXIS was founded in November 1999 and became a public company effective May 7, 2014 (Ticker: NASDAQ; SCYX); generating proceeds of ~$62 million. The Company is a pharmaceutical company currently based in Durham, North Carolina and is comprised of two business segments; clinical stage drug discovery and contract research services. Subsequently to going public, the Company and its Board of Directors made the decision and committed to divest its contract research services business to a private equity firm. This divestiture has yet to be consummated.

Furthermore, based on conversations to date, we understand the following with regards to this specific situation and your specific needs:

•
In connection with the Company’s decision to divest the contract research services business segment, a decision was made to relocate SCYNEXIS, Inc. from Durham, North Carolina to Jersey City, New Jersey in the near future

•	The Company’s Chief Financial Officer made the decision not to relocate to New Jersey and has resigned effective June 30, 2015

•
While the Company’s Director of Financial Reporting will remain with the Company; the remainder of the current accounting and finance team will stay with the contract research services business (the ‘Services Business”), which will remain in North Carolina

•
It is intended that a Transition Services Agreement will be negotiated and executed pursuant to which the Services Business will provide accounting and finance services to SCYNEXIS, Inc. for a period of time

•	SCYNEXIS, Inc. has commenced its search for a permanent Chief Financial Officer to be based in New Jersey

•	The Company has elected to be characterized as an Emerging Growth Company pursuant to the JOBS Act for purposes of reporting with the U.S. Securities and Exchange Commission

•	Deloitte & Touche LLP is the Company’s auditor

Based on conversations to date, we understand the Company would like CMF to focus on consummating the divestiture of the Service Business and relocating SCYNEXIS to New Jersey including, but not limited to:

•	Daily operation and management of financial activities

•	Producing a rolling 13-weeks cash flow forecast

•	Responsibility for maintaining an accurate set of primary financial statements in accordance with accounting principles generally accepted in the U.S. as a basis for certain SEC filings

Exhibit 10.6

•	The Interim CFO will serve in the capacity of Principal Accounting Officer; supporting and be an executing signature on SEC filings

•	Represent SCYNEXIS is investor relations activities

•	Direct communication and coordination with the Audit Committee and the external auditors

•	Support, advise and participate in the design of an effective system of internal controls over financial reporting

•	Support and advise the relocation to New Jersey, including transition to stand-alone operations in the new location and building an appropriate accounting and finance team

•	Provide budgeting and forward-looking analyses to the Executive Team and the Board of Directors; acting in the capacity as a trusted business advisor

•	Travel as required

Our Approach to Meeting Your Needs

CMF’s FORWARD program is designed for the situations such as the one presenting SCYNEXIS and focuses on strengthening the accounting infrastructure and reporting capabilities of the company, completion of transition activities, and transition to a permanent CFO.

The FORWARD program consists of two phases:

Phase 1: “Deep-Dive”

The deep-dive is a two to three day, on-site assessment of the finance department and back office business processes and, most importantly, provides an in-depth understanding of key requirements and deliverables during the FORWARD project.

The Phase 1 deliverable will be a project plan to ensure requirements of the project are identified. This plan will be fully discussed with the Company, the Board of Directors and the Audit Committee to ensure all parties are in agreement with key priorities.

It will generally take two weeks in total to complete Phase 1.

Phase 2: Project Execution

During Phase 2, CMF and Company management collectively execute against the established project plan. Also during this time, and as a part of the CMF project discipline, we will hold weekly (or bi-weekly, as necessary) steering committee meetings with the Company (and a representative of the Board of Directors, if desired) to provide formal visibility as to conditions on the ground and project execution status.  These steering committee meetings will cover:

•	Accomplishments in the prior week

•	Expected accomplishments in the coming week

•	Issues for the attention of the committee

These meetings generally require 30 to 60 minutes of time and serve as a crucial communication tool to bring key decision makers together on a regular basis to monitor progress and as necessary, course correct. We will work closely with other outside advisors, including your external auditors and lawyers to ensure that the significant reporting matters are addressed in a professional and timely manner.

Our Team and Professional Fees

Exhibit 10.6

The CMF team servicing SCYNEXIS is as follows:

Name	Title	Role
Seth Goldblum	Managing Director	Project Oversight
Rob Rostron	Director	Deep Dive & Project Management
Jon Woodall	Director	Full Time Project Execution as Interim Chief Financial Officer

The fee for professional services is $12,500 per week, which includes approximately eight hours per week on average of Mr. Rostron’s project management time and onsite leadership of the Deep Dive.

In addition to our fees, we will also bill for actual out-of-pocket expenses relating to travel, overnight delivery, and any required and other approved expenditures. We also charge a flat 5% of professional fees to cover general administrative expenses that include adminstrative support, document review, telephone and infrastructure systems, and other expenses. Invoices will be sent electronically on a bi-weekly basis to amanda.mancuso@scynexis.com and will be due upon receipt, payable by ACH to:

CMF Associates, c/o Citibank
Account number:
Routing number:

It is our understanding that, while CMF will function as an “interim CFO,” we will be functioning as a formal officer of the Company upon execution of an appropriate resolution by the Board of Directors and, as such, will be able or required to sign formal documents with third parties on behalf of the Company. In this case, section 12 of the Terms and Conditions would apply.

The aforementioned contains our understanding of the work related to this specific engagement and attached as an Appendix to this agreement are our standard terms and conditions. Please sign below to acknowledge our understanding of both this specific engagement and the overall terms and conditions.

Thanks again for your trust in CMF and we look forward to working with you and your team. If you have any questions, I can be reached at (215) 531-7502 or at sgoldblum@cmfassociates.com.

Very truly yours,

/s/ Seth Goldblum

Seth Goldblum
Managing Director

Exhibit 10.6

SIGNATURE REGARDS TO ABOVE WORK ORDER:
IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed as of the day and year first above written.
CMF ASSOCIATES, LLC

By: /s/ Seth Goldblum

Name: Seth Goldblum
Title: Managing Director

SCYNEXIS, Inc.

By: /s/ Amanda Mancuso

Name: Amanda Mancuso

Title: Chief of Staff

SIGNATURE REGARDS TO CONSULTING SERVICES AGREEMENT CONTAINED IN APPENDIX
IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed as of the day and year first above written.

CMF ASSOCIATES, LLC

By: /s/ Seth Goldblum

Name: Seth Goldblum

Title: Managing Director

SCYNEXIS, Inc.

By: /s/ Amanda Mancuso

Name: Amanda Mancuso

Title: Chief of Staff

Exhibit 10.6

APPENDIX - CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is made and entered into as of July 7, 2015 by and between CMF Associates, LLC (“CMF"), a Delaware limited liability company, having offices at 325 Chestnut Street, Suite 410, Philadelphia, PA 19106 and SCYNEXIS, Inc. ("Client") having offices at 3501 C Tricenter Blvd., Durham, NC 27713.

Background

CMF is in the business of, among other things, managing financial, operational, recruiting and information technology projects and providing various financial, operational, recruiting, and information technology services and enterprise wide solutions. Client is interested in having CMF provide Client with such services, and CMF desires to provide such services to Client, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Performance of Services.
1.1    CMF shall provide Client with financial, operational, recruiting consulting and/or information technology services (collectively, the “Services”) during the Term of its engagement as further described in any applicable Engagement Letter (which may be amended from time to time) and which shall set forth a description of the Services to be provided (the Services to be provided under each project, a “Project”). In the event of a specific conflict between an Engagement Letter and a provision of this Agreement, the Engagement Letter shall control. CMF shall provide qualified and competent employees, contractors and subcontractors (collectively, “CMF Personnel”) to perform the Services. All Services will be performed in a professional and competent manner.
1.2    While performing Services at the Client’s facilities, CMF’s Personnel shall abide by all of Client’s written safety, security and office rules and procedures which have been delivered to CMF. For Services being performed at the Client’s facilities, the Client shall provide CMF’s Personnel with necessary access during normal business hours to its facilities and appropriate office space, computers, phones, printing, faxing, copying and similar office services. If required by the Project, Client shall be responsible for providing, at its cost, a satisfactory communications link between its facilities and the applicable CMF facility. Client shall provide CMF’s Personnel with access and necessary login identifications for its information technology environment and local area network, as applicable.
1.3    Client shall provide its own qualified and competent personnel and third party contractors to work with CMF’s Personnel, as required by the Project or requested by CMF, and otherwise shall provide necessary information, management, and cooperation so that CMF’s personnel can perform the Services for a particular Project. Client acknowledges that insufficiency on its part with respect to the provision of qualified and competent personnel and third party contractors, information, management, cooperation, decision making, or other reasonable requests, may impact the successful completion of the Project and may delay the timing and/or increase the amount of fees charged by CMF.
2.    Term/Termination.
2.1     Either party may terminate this Agreement for any reason whatsoever, with or without cause, upon fifteen (15) days’ prior written notice to the other party. The Client shall remain responsible for the compensation due for all Services performed and/or provided hereunder prior to the effective date of termination regardless of whether all Projects have been completed.
2.2    At such time as there are no Projects outstanding, this Agreement may be terminated by either party by providing the other party with written notice thereof.
2.3    Notwithstanding the termination of this Agreement, those obligations intended to survive termination of this Agreement shall remain in full force and effect and all rights as pertain thereto, shall remain in force until their expiration, if any, including but not limited to obligations concerning payment, ownership of services, confidentiality and non‑solicitation of personnel. Further, all

Exhibit 10.6

representations, warranties and indemnification obligations in this Agreement and the provisions concerning intellectual property, limitations of liability, choice of law and arbitration shall also survive the termination of this Agreement until their expiration, if any.
3.    Payment Terms. With respect to each Project, CMF shall be paid on the basis set forth in the applicable Engagement Letter. CMF will invoice Client for Services performed, deliverables or materials provided and expenses incurred on a weekly basis or in such time intervals as are set forth in the applicable Engagement Letter. Client shall pay each invoice upon receipt. Client shall be responsible for the payment of any sales or use taxes applicable as a result of the Services provided hereunder. In the event invoices are not paid within thirty (30) days after the invoice date, Client shall pay to CMF interest on the outstanding amounts at the rate equal to one and one-half percent (1.5%) per month. Client shall be liable for all of CMF’s costs, fees and expenses (including reasonable attorneys’ fees, arbitration fees and expert fees and expenses), incurred in connection with CMF’s efforts to collect any amounts due.
In addition to the amounts set forth above, Client shall reimburse CMF for its necessary expenses (including administration, travel, accommodation, subsistence, telecommunications and other typical expenses) incurred in the performance of the Services.

4.    Change Requests. Change requests with respect to any given Project may be initiated by the Client or CMF. Change requests shall be documented in a clear and concise manner on a form to be agreed upon between the parties. Should there be a conflict between this Agreement and the applicable Engagement Letter, or any agreed upon change requests, the change request shall govern.
5.    Client Acceptance.
5.1    For purposes of this Agreement, CMF’s Services shall be “Accepted” if such Services have been performed in a manner consistent with any specifications set forth in this Agreement and any applicable Engagement Letter. After completion of the Services or any portion of such Services and the subsequent invoicing for such Services, Client shall have a period of thirty (30) days to review and test such Services (the “Acceptance Period”) and unless such Services are rejected within the Acceptance Period, such Services shall be deemed Accepted. In the event that Client rejects the Services within the Acceptance Period, CMF shall apply reasonable efforts to cure the source of the rejection. If Services are deemed Accepted, Client will be responsible hereunder for the full payment of such Services in accordance with the terms set forth herein.
5.2    CMF shall not be responsible for claims arising from: (i) adjustment, support or other impact on Services made by third parties, unauthorized testing, use not within specifications or any other cause not arising out of defects in material or workmanship, (ii) inadequate supervision, review, decision making or input required from Client in performance of Services, (iii) the failure of Client to perform its obligations as set forth hereunder, including but not limited to those obligations described in Section 1.3, or (iv) the performance of any Accepted Services.
6.    WARRANTY LIMITATIONS. EXCEPT AS SET FORTH EXPLICITLY IN THIS AGREEMENT, CMF MAKES NO WARRANTIES, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.
7.    LIMITATIONS ON LIABILITY. CMF’S LIABILITY UNDER THIS AGREEMENT WITH REPSECT TO A GIVEN PROJECT SHALL BE LIMITED TO (I) THE AMOUNT OF FEES RECEIVED BY CMF UNDER THIS AGREEMENT WITH RESPECT TO SUCH GIVEN PROJECT, AND (II) IF ANY SUCH PROJECT IS COMPRISED OF MORE THAN ONE SEPARATE WORK ORDER RELATED TO SUCH PROJECT, THE AMOUNT OF FEES RECEIVED BY CMF UNDER THIS AGREEMENT WITH RESPECT TO SUCH WORK ORDER. IN NO EVENT SHALL CMF BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE OR DATA, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.
8.    Relationship of the Parties. It is understood and agreed that CMF will provide the Services to Client as an independent contractor and neither CMF nor any of CMF’s Personnel shall be considered an agent or employee of Client. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any Services hereunder. CMF acknowledges and agrees that nothing herein shall entitle or render CMF or CMF’s Personnel, eligible to participate in any benefits or privileges provided by Client for its employees.

Exhibit 10.6

9.    Force Majeure. CMF shall not be deemed to be in default of any provision of this Agreement, nor be liable for any delay, failure in performance or interruption of services, resulting directly or indirectly from acts of God, embargoes, quarantines, civil or military authority, riot, civil disturbance, insurrection, war, terrorism, other catastrophes or any such other cause beyond its control; provided, however, that CMF shall exercise reasonable efforts to the extent reasonably practicable, to remedy any such cause of delay or cause preventing performance.
10.    Non‑Solicitation of Personnel. Each of the parties hereto covenants and agrees that it shall not, during the Term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, regardless of the reason for termination, directly or indirectly, employ, engage, contract with or in any other way utilize or solicit or make any offers for the services of any of the other party’s employees, contractors or other personnel who provides Services for the Project(s) described in this Agreement. Notwithstanding the provisions set forth in this Section 10, in the event that the Client wishes to employ an employee, contractor or other personnel providing Services to Client, it may do so only after ninety (90) days from the date of the commencement of the provision of Services with respect to the initial Project so long as Client pays to CMF a fee equal to fifty percent (50%) of the gross annual compensation (which shall include the full estimated cash bonus which such employee can earn), for such employee, contractor or other personnel. Amounts shall be payable on the first date that the employee, contractor or other personnel commences his or her employment with Client.
11.    Confidential Information.
11.1    Other than in the performance of this Agreement, neither CMF nor Client, shall use or disclose to any person or entity any Confidential Information of the other party (whether in written, oral, electronic or other form), which is obtained or otherwise prepared or discovered, either in the performance of this Agreement or in preparation for the performance of this Agreement. As used herein, the term “Confidential Information” shall include, without limitation, all information designated by either CMF or Client as the case may be, in writing as confidential, all information or data concerning or related to CMF’s or Client’s customers, products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales costs, profits, pricing methods, organization, and employee lists), and any information obtained through access to any Confidential Information (including but not limited to computers, networks, voice mail, etc.) which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary. Both CMF and Client will protect the confidentiality of the other party’s Confidential Information with the same degree of care as each party uses for its own similar information; provided, however, that nothing herein will preclude CMF from using any and all databases, software or licenses owned or developed by CMF hereunder (subject to the confidentiality provisions) in connection with its other engagements.
11.2    Exclusions. The foregoing confidentiality obligations will not apply to Confidential Information that (a) is already known to CMF or Client prior to disclosure by Client or CMF; (b) is or becomes a matter of public knowledge through no fault of CMF or Client; (c) is rightfully received by CMF or Client from a third party not known by CMF or Client to be bound by a duty of confidentiality with respect to such information; (d) is independently developed by CMF or Client; (e) is disclosed under operation of law; or (f) is disclosed by CMF or Client with the prior written approval of Client or CMF, respectively.
11.3    Access to Information Systems. Access, if any, to Client information systems is granted to perform the Services under this Agreement. Access is subject to Client business control and information protection policies, standards and guidelines as may be modified from time to time and as communicated to CMF. Client represents and warrants that they have established adequate data and information protection policies, standards and guidelines to protect their data and information. CMF shall not be liable for, and Client shall indemnify CMF for, any damages, claims or liabilities that arise as a result of the inadequacy of Client’s business control and information protection systems, policies, standards and guidelines.
11.4    Continuing Obligations. Unless otherwise agreed in writing, the obligations under this Section 11 shall continue for a period of three (3) years from the termination or expiration of this Agreement.
12.    Consultant Actions. In connection with the performance of CMF’s services under this Agreement, upon Client’s request, CMP may provide one of its consultants (a “Consultant”) to perform certain actions on behalf of the Company in the capacity as an officer of the Company.

Exhibit 10.6

12.1    Indemnification of Consultant. The Company agrees to hold harmless and indemnify the Consultant for actions as an officer of the Company to the same extent that an employed officer of the Company would be entitled to be indemnified under the Company’s Certificate of Incorporation and Bylaws, so long as such actions were taken in good faith and in accordance with the Agreement. The Company shall advance all expenses (including attorneys’ fees) incurred by or on behalf of the Consultant in connection with any action, proceeding or investigation arising from such actions to the same extent as would the Company would advance expenses to an employed officer of the Company.. For so long as the Consultant is serving as an officer of the Company, the Company’s organizational documents shall provide for or permit: (a) elimination of the liability of a director or officer of the Company (including the Consultant) to the maximum extent permitted by law and (b) indemnification of directors and officers (including the Consultant) for acts on behalf of the Company to the maximum extent permitted by law.
12.2    Indemnification of CMF. The Company agrees to hold harmless and indemnify CMF for any action taken by the Consultant as an officer of the Company to the fullest extent permitted by law, as such may be amended from time to time, so long as such actions were taken in good faith and in accordance with the Agreement. The Company shall advance all expenses (including attorneys’ fees) incurred by or on behalf of CMF in connection with any action, proceeding or investigation arising from such actions within thirty (30) days after the receipt by the Company of a statement or statements from CMF requesting such advance or advances from time to time, whether prior to or after final disposition of such action, proceeding or investigation.
12.3    Directors and Officers Insurance. For so long as the Consultant is serving as an officer of the Company, the Company shall maintain a directors and officers liability insurance policy with at least $2,000,000 in coverage, with such coverage extending to the Consultant as an officer of the Company.
13.    Equitable Remedies. In the event of a violation or threatened violation of the covenants and agreements contained in Section 11 hereof, the aggrieved party, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to equitable relief in a court of equity, including a temporary and permanent injunction against the other, or such other equitable relief as may be appropriate, including an order of specific performance.
14.    Arbitration. The parties hereto will attempt to settle any claim or controversy arising out of or relating to this Agreement by consultation and negotiation in good faith and a spirit of mutual cooperation. However, at any time before or during such negotiations, or following any unsuccessful negotiations, either party may, by written notice to the other, demand that the dispute be submitted to binding arbitration. Except as provided in Section 13 above, any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by binding arbitration. The venue for any such arbitration shall be in Philadelphia, Pennsylvania. Except as expressly set forth herein, all proceedings under this Section shall be undertaken in accordance with the commercial rules of the American Arbitration Association (“AAA”), then in force. Only individuals who are (i) lawyers engaged full‑time in the practice and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. The parties to the arbitration shall be permitted to obtain discovery from each other at the discretion of the arbitrator and consistent with the goal of reaching a timely and cost-effective resolution of the matters in dispute. Any disputes concerning the scope of discovery requests or the compliance thereof shall be decided by the arbitrator. As soon as practicable after the conclusions of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusion of law. Judgment upon the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable and shall be a condition precedent to any legal or equitable action that any party hereunder may contemplate against another party hereunder except to compel arbitration pursuant hereto (or as noted above). The arbitrator shall have the power to require the non-prevailing party to pay his fees and the fees of the arbitration and the prevailing party’s legal fees and expert’s fees. If in his opinion there is no prevailing party, the arbitrator’s and arbitration fees and expenses will be borne equally by the parties thereto and each party shall pay its own legal fees and expert’s fees.

Exhibit 10.6

15.    Miscellaneous Provisions.
15.1    Notices. Any notice, request, consent, demand, offer, acceptance or other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if personally delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested (and shall be deemed delivered on the date received for delivery by the U.S. Postal Service whether or not accepted), or by telefax, telecopier, electronic mail or similar transmission on the date received (provided there is verification of delivery), or by overnight delivery service, charges prepaid, on the date received, addressed to the parties hereto at their respective addresses as follows:
(a)    If to CMF:
CMF Associates, LLC
325 Chestnut Street, Suite 410
Philadelphia, PA 19106
Attention: Seth Goldblum
(b)     If to Client:
SCYNEXIS, Inc.
3501 C Tricenter Blvd.
Durham, NC 27713
Attention: Marco Taglietti

or to such other address or addresses and to the attention of such other person or persons as either of the parties hereto may notify the other in accordance with the provisions of this Agreement.

15.2    No Third‑Party Beneficiaries. There are no third‑party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their respective successors and permitted assigns), any right to insist upon or to enforce the performance any of the obligations contained herein.
15.3    Supplemental Documents. The parties hereto agree to execute any further instruments and to perform any acts that are or may become necessary to effectuate the terms of this Agreement.
15.4    Entire Agreement. This Agreement (together with the agreements, certificates, instruments and any other documents referred to herein) and any applicable Engagement Letter, sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto, with respect to the subject matter hereof, and supersedes all prior and contemporaneous writings (including requests for proposals and responses thereto), agreements and understandings, inducements or conditions pertaining thereto, expressed or implied, oral or written, except as contained herein.
15.5    Headings. The section headings in this Agreement and the Background paragraph of this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement.
15.6    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned in whole or in part without the prior written consent of the other party; provided, however, this Agreement may be assigned by CMF to a purchaser of all or substantially all of the assets of CMF or the survivor of a merger of CMF and another entity or any other such successor of CMF’s business.
15.7    Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflicts of laws, doctrines of such states or other jurisdictions to the contrary.
15.8    Amendments. No amendment, alteration or modification of this Agreement shall be valid unless each such instance, amendment, alteration or modification is expressed in a written instrument duly executed by both parties hereto.
15.9    No Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future

Exhibit 10.6

performance of such term, covenant or condition, but the obligations of the parties, with respect thereto, shall continue in full force and effect.
15.10    Unenforceable Provisions. It is the agreement of the parties that in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. In case any one or more of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject matter, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable only to the extent compatible with applicable law.
15.11    Counterparts. This Agreement may be executed in any number of counterparts, which when taken together shall constitute an original document.

END OF APPENDIX – CONSULTING SERVICES AGREEMENT